22 February 2000

Dear Mr. Andrews

Further to recent discussion, I would like to confirm the following:

The company will hold bi-monthly board meetings this year. I will contact you to arrange a date.

Remuneration for your services would be as agreed, namely (pound)25,000 and 30,000 shares of Invu Inc. The (pound)25,000 is payable in 12 equal monthly installments in advance throughout the year. As a consequence of Colorado Law it is not possible for shares or options to be issued to any party for services which have not yet been performed. Therefore, I suggest that the shares are in consideration of services to be performed over the next, say, three months, and issued to you at that time.

I hope this is satisfactory.

Yours sincerely

DAVID MORGAN

Chief Executive Officer